UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549 FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 28, 2014

Associated Banc-Corp
(Exact name of registrant as specified in its charter)
Wisconsin	001-31343	39-1098068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

433 Main Street, Green Bay, Wisconsin		54301
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code	920-491-7500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain
Officers.

On October 28, 2014, the Board of Directors of Associated Banc-Corp (the “Company”) increased the size of the Board from 12 to 13 directors and appointed R. Jay Gerken to fill the resulting vacancy.   Mr. Gerken was also appointed to the Audit Committee and the Trust Committee of the Board. There were no arrangements or understandings between the Company and Mr. Gerken pursuant to which he was selected as a director, and he does not have any relationship or transactions with the Company required to be disclosed under Item 404(a) of Regulation S-K. Other than the compensation payable to non-employee directors of the Company as described in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders, Mr. Gerken is not a party to any plans, contracts or arrangements involving grants or awards by the Company.

Item 8.01 Other Events.

On October 28, 2014, the Company issued a press release announcing the appointment of Mr. Gerken to the Board. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On October 28, 2014, the Company issued a press release announcing that the Company’s Board of Directors has 1) declared regular quarterly dividends on the Company’s outstanding common shares and outstanding 8.00% Perpetual Preferred Stock Series B Depositary Shares, and 2) authorized the repurchase of up to $120 million of the Company’s common stock, in addition to the previously authorized common stock repurchase program announced on March 18, 2014.  Repurchases under such programs are subject to regulatory limitations and may occur from time to time in open market purchases, block transactions, accelerated share repurchase programs or similar facilities.  The press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 News Release dated October 28, 2014 regarding the appointment of Mr. Gerken.

99.2 News Release dated October 28, 2014 regarding dividends and the stock repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Associated Banc-Corp

Date: October 28, 2014	By: /s/ Randall J. Erickson
Randall J. Erickson
Executive Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit
Number

99.1 News Release dated October 28, 2014 regarding the appointment of Mr. Gerken.
99.2 News Release dated October 28, 2014 regarding dividends and the stock repurchase program.

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